Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 31, 2007
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports First Quarter Results
VALLEY FORGE, Pa., January 31 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income of $55.6 million for the first fiscal quarter ended December 31, 2006, compared to net income of $55.0 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) were $93.1 million for the first fiscal quarter of 2007 compared to $92.2 million a year ago.
For the three months ended December 31, 2006, retail volumes sold declined 3% to 282.9 million gallons from 291.9 million gallons sold in the prior-year period. Weather was 8.6% warmer than normal during the recent quarter compared to weather that was 4.1% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Once again we experienced significantly warmer weather in the first quarter of our fiscal year. However, we are pleased that we were able to offset the effects of lower sales volumes through improved margins and higher fee revenues to cover increased operating expenses.”
Revenues for the quarter were $616.6 million versus $630.2 million a year ago, principally reflecting lower volumes sold. Operating and administrative expenses increased as a result of higher employee compensation and benefits expenses and repair and maintenance expenses.
Separately, AmeriGas Partners announced that for the three-year period ended December 31, 2006, the cumulative total return on Partnership units was 45.3%, exceeding a significant number of the companies in its peer group of 19 publicly-traded master limited partnerships. As a result, employees who received performance-contingent unit awards in early 2004 in accordance with the Partnership’s long-term compensation plan will receive a portion of the payout under the plan in Partnership units and will be deemed to have sold a portion of the units to AmeriGas Partners for cash to pay income taxes. The appropriate disclosures on Form 4 will be filed today with the Securities and Exchange Commission.
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AmeriGas Partners Reports First Quarter Results	Page 2
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its first quarter FY 2007 earnings conference call on Wednesday, January 31, 2007, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 3296924 (International replay 719-457-0820, passcode 3296924) through midnight February 2, 2007.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/1Q07FinancialTable.pdf.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-02	###	1/31/07

AmeriGas Partners Reports First Quarter Results	Page 3
AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Propane	$569,924	$588,357	$1,935,281	$1,890,565
Other	46,667	41,867	170,352	146,699

	616,591	630,224	2,105,633	2,037,264

Costs and expenses:
Cost of sales — propane	370,995	391,974	1,256,327	1,218,473
Cost of sales — other	17,711	15,815	68,359	58,178
Operating and administrative expenses	138,450	133,438	540,300	520,946
Depreciation	17,605	16,951	68,447	67,137
Amortization	962	1,302	4,319	5,423
Other income, net	(4,392)	(3,921)	(16,770)	(17,153)

	541,331	555,559	1,920,982	1,853,004

Operating income	75,260	74,665	184,651	184,260
Loss on extinguishments of debt	—	—	(17,079)	(33,602)
Interest expense	(17,973)	(18,919)	(73,148)	(78,316)

Income before income taxes	57,287	55,746	94,424	72,342
Income tax (expense) benefit	(911)	(51)	(1,045)	750
Minority interests	(736)	(682)	(1,594)	(1,525)

Net income	$55,640	$55,013	$91,785	$71,567

General partner’s interest in net income (a)	$5,842	$5,536	$918	$716

Limited partners’ interest in net income (a)	$49,798	$49,477	$90,867	$70,851

Net income per limited partner unit — basic and diluted (a)	$0.88	$0.87	$1.60	$1.28

Average limited partner units outstanding:
Basic	56,806	56,797	56,799	55,187

Diluted	56,846	56,840	56,836	55,231

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	282.9	291.9	966.2	1,030.0
EBITDA (b)	$93,091	$92,236	$238,744	$221,693
Distributable cash (b)	67,770	67,892	157,121	158,812
Capital expenditures:
Maintenance capital expenditures	7,348	5,425	25,554	18,167
Growth capital expenditures	14,188	12,660	48,607	41,399

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”) the Partnership calculates net income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings per unit to the general partner and a dilution of the earnings per unit for the limited partners. The dilutive effect of EITF 03-6 on net income per diluted limited partner unit was $(0.09) for both the three months ended December 31, 2006 and 2005. Because EITF 03-6 can impact the calculation of Partnership net income per limited partner unit on a quarterly basis but normally does not affect the calculation on an annual basis, annual net income per limited

(b)	EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

(continued)

AmeriGas Partners Reports First Quarter Results	Page 4
AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures and excluding losses on extinguishments of debt in connection with a refinancing. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership’s existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership’s ability to declare and pay quarterly distributions. The Partnership’s definition of distributable cash may be different from that used by other entities.
The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$55,640	$55,013	$91,785	$71,567
Income tax (benefit) expense	911	51	1,045	(750)
Interest expense	17,973	18,919	73,148	78,316
Depreciation	17,605	16,951	68,447	67,137
Amortization	962	1,302	4,319	5,423

EBITDA	93,091	92,236	238,744	221,693
Interest expense	(17,973)	(18,919)	(73,148)	(78,316)
Maintenance capital expenditures	(7,348)	(5,425)	(25,554)	(18,167)
Loss on extinguishment of debt	—	—	17,079	33,602

Distributable cash	$67,770	$67,892	$157,121	$158,812